UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

AMERICAN PENSION INVESTORS TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 21, 2023

YORKTOWN MASTER ALLOCATION FUND

YORKTOWN CAPITAL APPRECIATION FUND

Dear Fellow Shareholder,

We are writing to let you know about important developments involving the Yorktown Capital Appreciation Fund (the “Capital Appreciation Fund”) and Yorktown Master Allocation Fund (the “Master Allocation Fund”) (each, a “Target Fund” and together, the “Target Funds”). Yorktown Management & Research Company, Inc. (“Yorktown” or the “Adviser”), the investment advisor to the Target Funds, after careful consideration, has proposed that each of the Capital Appreciation Fund and the Master Allocation Fund will be reorganized with and into a corresponding fund of American Pension Investors Trust (each, an “Acquiring Fund” and together, the “Acquiring Funds”), as follows (each, a “Reorganization” and together, the “Reorganizations”):

Target Fund                                        Acquiring Fund

Yorktown Capital Appreciation Fund     Yorktown Small Cap Fund

Yorktown Master Allocation Fund          Yorktown Growth Fund

As a Shareholder of the Target Fund(s), you are being asked to vote on this proposal. We believe the merger of each Target Fund into its corresponding Acquiring Fund will provide the opportunity for improved operating efficiencies as the fixed costs of operating a mutual fund can be spread over a larger pool of assets, which are expected to benefit shareholders.

Please join your fellow Shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope and follow the instructions below to vote by telephone or internet.

After careful consideration, the Board of Trustees of American Pension Investors Trust recommends that you vote FOR the Reorganization of your Target Fund.

Vote by Phone by calling 1(866) 891-8745 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

:	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
*	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions ("MSFS") at: 1 (866) 891-8745. Please note that a MSFS representative may call you to assist in voting.

Thank you,

David D. Basten

President

American Pension Investors Trust